Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION

OF

PERDOCEO EDUCATION CORPORATION

(Effective January 1, 2020, at 12:02 a.m.)

Perdoceo Education Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that:

1.

The Corporation was formed as a Delaware corporation named Career Education Corporation pursuant to the Certificate of Incorporation filed in the office of the Secretary of State of the State of Delaware on January 5, 1994.

2.

A Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 25, 2006 and amendments were filed on May 21, 2012 and December 17, 2019 (with such filing on December 17, 2019 being effective at 12:01 am on January 1, 2020) (as amended, the “Restated Certificate of Incorporation”).

3.

Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation has been duly adopted in accordance therewith, and only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation, as heretofore amended or supplemented, and there is no discrepancy between the provisions of the Restated Certificate of Incorporation as heretofore amended or supplemented and the provisions of this Restated Certificate of Incorporation.

4.	The effective time of this Restated Certificate of Incorporation shall be January 1, 2020 at 12:02 a.m.
5.	The text of the Restated Certificate of Incorporation, as heretofore amended or supplemented is restated to read in its entirety as follows:

ARTICLE I

The name of the Corporation is Perdoceo Education Corporation.

ARTICLE II

The address of the Corporation's registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808.  The name of the Corporation's registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

A.	Authorized Capital Stock.

The Corporation shall have authority to issue the following classes of stock, in the number of shares and at the par value as indicated opposite the name of the class:

NUMBER OFPAR VALUE

CLASSSHARESPER SHARE

AUTHORIZED

Common Stock300,000,000$ 0.01

Preferred Stock1,000,000$ 0.01

B.	Designations and Rights.

The designations and the powers, preferences and relative, participating, optional or other rights of the capital stock and the qualifications, limitations or restrictions thereof are as follows:

1.	Common Stock.

a.Voting Rights: Except as otherwise required by law or expressly provided herein, the holders of shares of Common Stock shall be entitled to one vote per share on each matter submitted to a vote of the stockholders of the Corporation.

b.Dividends: Subject to the rights of the holders, if any, of Preferred Stock, the holders of Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation.

c.Liquidation Rights: In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of any outstanding shares of Preferred Stock shall be entitled upon dissolution, liquidation or winding up, the assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of the shares of Common Stock.

2.Preferred Stock.

Preferred Stock may be issued from time to time in one or more series.

Subject to the other provisions of this Certificate of Incorporation and any limitations prescribed by law, the Board of Directors is authorized to provide for the issuance of and issue shares of the Preferred Stock in series and, by filing a certificate pursuant to the laws of the State of Delaware, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of any Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing such series of Preferred Stock.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of not less than five (5) nor more than eleven (11) directors. The exact number shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors in office at the time of adoption of such resolution.

A director shall hold office until the annual meeting of stockholders in the year in which his or her term expires and until his or her successor shall be elected and qualified subject, however, to prior death, resignation, retirement or removal from office.

At each annual meeting of stockholders, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such directors’ successors have been elected and qualified subject, however, to prior death, resignation, retirement or removal from office. Except as required by law or the provisions of this Certificate of Incorporation, all vacancies on the Board of Directors and newly-created directorships shall be filled by the Board of Directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the same remaining term as that of his or her predecessor and until his or her successor is elected and qualified.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation and any resolutions of the Board of Directors applicable thereto.

Notwithstanding anything to the contrary contained in this Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote generally in the election of directors shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article V.

ARTICLE VI

A.Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation shall be effected only at a duly called annual or special meeting of stockholders of the Corporation and shall not be effected by consent in writing by the holders of outstanding stock pursuant to Section 228 of the DGCL or any other provision of the DGCL.

B.Special Meetings. Special meetings of stockholders of the Corporation may be called upon not less than ten (10) nor more than sixty (60) days' written notice by the Board of Directors, pursuant to a resolution approved by the Board of Directors. In addition, special meetings of the stockholders may be called at the written request of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the issued and outstanding shares of stock of the Corporation entitled to vote at an election of directors if such election were held on the date the first such request is delivered to the Corporation; provided, however, that such meeting shall be held only (i) to take action on the item or items of business set forth in such request and (ii) to take action on such other item or items of business proposed by the Board of Directors if such action can be taken by such holders. The right of the stockholders to call a special meeting shall be subject to, and may be limited by, the procedures set forth in the By-laws of the Corporation for calling a special meeting of stockholders.

C.Amendment. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote generally in the election of directors shall  be required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article VI.

ARTICLE VII

In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-laws of the Corporation. The By-laws of the Corporation may be altered, amended, or repealed, or new By-laws may be adopted, by the Board of Directors in accordance with the preceding sentence or by the vote of the holders of at least eighty percent (80%) of the voting power of the shares of the  Corporation entitled to vote generally in the election of directors at an annual or special meeting of stockholders, provided that, if such alteration, amendment, repeal or adoption of new By-laws is effected  at a duly called special meeting, notice of such alteration, amendment, repeal or adoption of new By-laws is contained in the notice of such special meeting.

ARTICLE VIII

A director of the Corporation shall not, in the absence of fraud, be disqualified by his office from dealing or contracting with the Corporation either as a vendor, purchaser or otherwise, nor in the absence of fraud shall a director of the Corporation be liable to account to the Corporation for any profit realized by him from or through any transaction or contract of the Corporation by reason of the fact that such director, or any firm of which such director is a member or any corporation of which such director is an officer, director or stockholder, was interested in such transaction or contract if such transaction or contract has been authorized, approved or ratified in a manner provided in the DGCL for authorization, approval or ratification of transactions or contracts between the Corporation and one or more of its directors or officers or between  the Corporation and any other corporation, partnership, association or other organization in which  one or more of its directors or officers are directors or officers or have a financial interest.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware as the By-laws of the Company may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the By-laws of the Corporation. Election of directors need not be by written ballot unless the By-laws of the Corporation so provide.

ARTICLE X

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the  DGCL, order a meeting of the creditors or class of creditors and/or the stockholders or class of stock of the Corporation, as the case may be, to be summoned in such manner as said court directs. If a majority in number representing three-fourths (3/4) of the value of the creditors or class of creditors and/or the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement or to any reorganization of the Corporation as a consequence of such compromise or arrangement, said compromise or arrangement of said reorganization shall, if sanctioned by the Court to which said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE XI

The Board of Directors of the Corporation may adopt a resolution proposing to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

ARTICLE XII

A.Indemnification of Officers and Directors: The Corporation shall:

l. indemnify, to the fullest extent permitted by the DGCL,  any present or former director of the Corporation and any present or former officer, employee or agent of the Corporation selected by the Board of Directors for indemnification, such selection to be evidenced by an indemnification agreement, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or if such person has previously been designated for indemnification by a resolution of the Board of Directors, is or was an officer, employee or agent of the Corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful; and

2.indemnify any present or former director of the Corporation and any present or former officer, employee or agent of the Corporation selected by the Board of Directors for indemnification, such selection to be evidenced by an indemnification agreement, who was or is a party or is threatened to be made a  party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or if such person has previously been designated for indemnification by a resolution of the Board of Directors, is or was an officer, employee or agent of the Corporation, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to, the Corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper; and

3.indemnify any present or former director or officer or any present or former employee or agent of the Corporation selected by the Board of Directors for indemnification, such selection to be evidenced by an indemnification agreement, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, to the extent that such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Article XII.A. 1. and 2., or in defense of any claim, issue or matter therein; and

4.make any indemnification under Article XII.A.1.and 2. (unless ordered by a court) only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such director, officer, employee or agent has met the applicable standard of conduct set forth in Article XII.A.1. and 2. Such determination shall be made, with respect to a person who is an officer or director at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even if less than a quorum, or (b) by a committee of such directors designated by a majority vote of such directors, even if less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation; and

5.pay expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article XII. Notwithstanding the foregoing, the Corporation shall not be obligated to pay expenses incurred by a director or officer with respect to any threatened, pending, or completed claims, suits or actions, whether civil, criminal, administrative, investigative or otherwise ("Proceedings"), initiated or brought voluntarily by such director or officer and not by way of defense (other than Proceedings brought to establish or enforce a right  to indemnification under the provisions of this Article XII, unless a court of competent jurisdiction determines that each of the material assertions made by such director or officer in such Proceedings were not made in good faith or were frivolous). The Corporation shall not be obligated to indemnify such director or officer for any amount paid  in settlement  of a Proceeding covered hereby without the prior written consent of the Corporation to such settlement; and

6.not deem the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article XII as exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement or vote of stockholders or disinterested directors, or otherwise, both as to action in such director's or officer's official capacity and as to action in another capacity while holding such office; and

7.have the right, authority and power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article XII; and

8.deem the provisions of this Article XII to be a contract between the Corporation and each director, or appropriately designated officer, employee or agent who serves in such capacity at any time while this Article XII is in effect, and any repeal or modification of this Article XII shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts. The provisions of this Article XII shall not be deemed to be a contract between the Corporation and any directors, officers, employees or agents of any other corporation (the "Second Corporation") which shall merge into or consolidate  with the Corporation  when the Corporation shall be the surviving or resulting corporation, and any such directors, officers, employees or agents of the Second Corporation shall be indemnified to the extent required under the DGCL only at the discretion of the Board of Directors of the Corporation; and

9.continue the indemnification and advancement of expenses provided by, or granted pursuant to, this Article XII, unless otherwise provided when authorized or ratified, as to a person who has ceased to be a director, officer, employee or agent of the Corporation, and the indemnification and advancement of expenses provided by, or granted pursuant to, this Article XII shall inure to the benefit of the heirs, executors and administrators of such a person.

B.  Elimination of Certain Liability of Directors: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this Article XII by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation of the Corporation has been executed by its duly authorized officer as of December 17, 2019 to be effective as of January 1, 2020 at 12:02 a.m.

By:__/s/ Kenneth R. Zilch_____________________

Name: Kenneth R. Zilch

Title:   SVP-Corporate Tax, Treasurer

    And Assistant Secretary